Exhibit 99.1

bioAffinity Technologies Reports First Quarter 2026 Results and Expanding Adoption and Clinical Usage of CyPath® Lung

CyPath® Lung cancer diagnostic unit sales rise 146% year-over-year

Growth expected to accelerate throughout 2026 as planned commercial initiatives seek to drive increasing awareness of CyPath® Lung benefits

SAN ANTONIO, Texas – May 8, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for noninvasive, accurate tests for the detection of early-stage lung cancer and other lung diseases, today reported financial results for the first quarter ended March 31, 2026.

Q1 2026 Highlights

●	CyPath® Lung unit sales increased 146% year-over-year in the first quarter of 2026, reflecting accelerating physician adoption and expanding clinical use of the Company’s noninvasive lung cancer diagnostic.
●	CyPath® Lung testing revenue increased approximately 114% to $361,000, compared to $169,000 in the first quarter of 2025.
●	Total consolidated revenue decreased approximately 27% to $1.4 million, compared to $1.9 million for the first quarter of 2025, resulting from the discontinuation of certain unprofitable pathology services in March 2025 to focus on higher margin services, including CyPath® Lung testing.
●	The number of physician offices and clinics ordering CyPath® Lung increased 69% from first quarter 2025 to the same period in 2026, reflecting continued productivity and expansion of the Company’ sales force and focus on additional strategic markets. The Company expects growth to accelerate throughout 2026, as a result of these commercial initiatives and increasing awareness of the benefits of CyPath® Lung.
●	The Company launched a large-scale longitudinal clinical trial partially funded by the U.S. Department of Defense to further validate CyPath® Lung performance and support establishing the noninvasive test as a standard of care for military and Veterans Administration (VA) medical centers. The trial is expected to include up to 20 clinical sites, including multiple Department of Veterans Affairs medical centers and leading U.S. military hospitals. The John P. Murtha Cancer Center Research Program is providing support and funding for the study at several federal facilities.

●	As part of the Company’s commercial strategy to develop companion tests using its diagnostic platform to more precisely target drugs that treat asthma and COPD, bioAffinity Technologies announced that Brooke Army Medical Center, the military’s largest healthcare institution, was conducting a 40-patient collaborative study. The study will use bioAffinity Technologies’ flow cytometry+AI technology to evaluate whether its proprietary platform can detect biologic drug receptors in sputum, including those for dupilumab and benralizumab, to guide personalized therapy selection and monitor patient response over time. The Company presented findings from its early pipeline development activities at the American Academy of Allergy, Asthma and Immunology (AAAAI) 2026 annual meeting.
●	Nationally recognized pulmonary and lung cancer experts joined the Company’s Medical and Scientific Advisory Board (MSAB) to provide independent guidance on strategic priorities, including clinical implementation and broader adoption of CyPath® Lung. David Ost, MD, MPH, University of Texas MD Anderson Cancer Center, Daniel Sterman, MD, New York University Langone Medical Center, and J. Scott Ferguson, MD, University of Wisconsin School of Medicine and Public Health, were named to the Company’s panel of experts.
●	The Company released three additional patient case studies in first quarter 2026 in which CyPath® Lung results of “Unlikely Malignancy” helped avoid unnecessary invasive and costly biopsies when other tests suggested the presence of lung cancer in patients at high risk. CyPath® Lung test results were confirmed by follow-up imaging that showed stable or resolved lung nodules.

Management Commentary

“Our first quarter results demonstrate continued momentum for CyPath® Lung in the marketplace. As more and more physicians adopt CyPath® Lung and share their experiences with peers, we see the opportunity to expand our commercial reach and bridge the diagnostic gap between imaging and invasive procedures, especially when dealing with indeterminate nodules in high-risk patients,” said Maria Zannes, President and CEO of bioAffinity Technologies. “We are accelerating our marketing strategy to expand access to CyPath® Lung and educate healthcare practitioners and patients alike about the need for accurate, objective information to better stratify risk and improve patient outcomes. On April 8, we hosted our first webinar featuring a panel of pulmonologists who shared how they use CyPath® Lung in their diverse practices.”

Ms. Zannes continued, “Physicians continue to share their case studies in which CyPath® Lung has identified lung cancer as early as Stage 1A when it is most treatable and conversely in which a negative CyPath® Lung result helped avoid unnecessary invasive procedures. We believe the growing number of case studies and our longitudinal clinical trial, supported by leading military and VA institutions, will lead to broader adoption of CyPath® Lung as part of the standard of care.”

Ms. Zannes concluded, “We are uniquely positioned to fulfill the need for an accurate, noninvasive diagnostic for lung cancer, particularly when imaging and risk models are inconclusive or turn out to be wrong. The remainder of 2026 will be focused on scaling commercial execution, expanding into new geographic markets, and driving increased utilization of CyPath® Lung through continued physician engagement while also leveraging our flow cytometry and AI platform to advance our pipeline of diagnostics for serious or life-threatening lung diseases.”

First Quarter 2026 Financial Results

Revenue for the quarter ended March 31, 2026, was $1.4 million. Revenue was primarily generated from patient service fees, histology services, and medical director fees.

Operating expenses for the first quarter of 2026 were $5.0 million, compared with $4.5 million in the first quarter of 2025.

Direct costs and expenses for the first quarter of 2026 were $0.9 million, down 32% from $1.4 million in the prior-year period, primarily due to targeted strategic actions implemented in March 2025. Research and development expenses decreased 5% year-over-year to $350,000, reflecting lower employee compensation and lab supply costs. Clinical development expenses rose to $334,000, driven by higher professional fees supporting the Company’s longitudinal clinical trial strategy.

Selling, general and administrative expenses were $3.2 million for the first quarter of 2026, up from $2.5 million in the same period last year. The increase was primarily driven by higher employee compensation related to administrative and sales functions, reflecting the addition of personnel and support services to scale the commercialization of CyPath® Lung.

Net loss for the quarter ended March 31, 2026, was $3.6 million, or $(0.81) per share, compared with a net loss of $2.7 million, or $(4.80) per share, for the first quarter of 2025.

Cash and cash equivalents as of March 31, 2026, were $3.1 million, compared with $6.4 million as of December 31, 2025.

About CyPath® Lung

CyPath® Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath® Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. In a clinical trial of high-risk patients, CyPath® Lung demonstrated 92% sensitivity, 87% specificity, 88% accuracy and 99% negative predictive value (NPV) in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters. The high NPV gives physicians greater confidence that a negative result is truly negative, potentially sparing patients from unnecessary invasive and costly procedures. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) and is not intended for use as a sole diagnostic tool and should be considered alongside other clinical findings.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to obtain additional financing to fund operations, the Company’s limited operating history and history of net losses, the Company’s ability to achieve broader market acceptance of CyPath® Lung, the Company’s dependence on key personnel, risks related to the regulatory environment for laboratory developed tests, the Company’s ability to maintain and protect its intellectual property, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com

bioAffinity Technologies, Inc.

Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$3,098,366	$6,449,782
Accounts and other receivables, net	685,235	541,962
Inventory	77,887	53,548
Prepaid expenses and other current assets	479,913	519,916

Total current assets	4,341,401	7,565,208

Non-current assets:
Property and equipment, net	246,849	265,593
Operating lease right-of-use asset, net	651,430	334,289
Finance lease right-of-use asset, net	586,048	661,575
Goodwill	1,404,486	1,404,486
Intangible assets, net	702,222	716,806
Other assets	12,816	12,815

Total assets	$7,945,252	$10,960,772

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$836,211	$761,901
Accrued expenses	2,033,924	1,717,989
Unearned revenue	31,140	42,405
Operating lease liability, current portion	142,303	139,220
Finance lease liability, current portion	80,241	139,490
Notes payable, current portion	61,141	105,161

Total current liabilities	3,184,960	2,906,166

Non-current liabilities
Operating lease liability, net of current portion	545,157	202,878
Finance lease liability, net of current portion	514,834	532,759
Notes payable, net of current portion	38,915	41,313

Total liabilities	4,283,866	3,683,116

Commitments and contingencies (See Note 11)

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 20,000,000 shares authorized; 700 shares issued or outstanding at March 31, 2026, and December 31, 2025, respectively	1	1
Common stock, par value $0.007 per share; 350,000,000 shares authorized; 4,498,675 shares issued and outstanding as of March 31, 2026, and December 31, 2025	31,464	31,461
Additional paid-in capital	75,814,595	75,800,258
Accumulated deficit	(72,184,674)	(68,554,064)
Total stockholders’ equity	3,661,386	7,277,656

Total liabilities, and stockholders’ equity	$7,945,252	$10,960,772

bioAffinity Technologies, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2026	2025

Net Revenue	$1,351,527	$1,853,597

Operating expenses:
Direct costs and expenses	928,636	1,367,860
Research and development	349,707	367,386
Clinical development	334,040	138,353
Selling, general and administrative	3,241,602	2,452,549
Depreciation and amortization	114,518	154,588

Total operating expenses	4,968,503	4,480,736

Loss from operations	(3,616,976)	(2,627,139)

Other income (expense):
Interest income	10,026	542
Interest expense	(14,722)	(15,485)
Other income	—	2
Other expense	(8,938)	(9,642)

Total other expense	(13,634)	(24,583)

Net loss before provision for income taxes	(3,630,610)	(2,651,722)

Income tax expense	—	(8,695)

Net loss	$(3,630,610)	$(2,660,417)

Net loss per common share, basic and diluted	$(0.81)	$(4.80)

Weighted average common shares outstanding, basic and diluted	4,494,752	541,841